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                                                                     EXHIBIT 4.4

                          SHAREHOLDER AGREEMENT JOINDER

            This SHAREHOLDER AGREEMENT JOINDER, dated as of November 13, 2001 (this "Joinder"), is entered into between MOBILE STORAGE GROUP, INC., a California corporation (the "Company"), and WINDWARD/MSG CO-INVEST II, LLC, a Delaware limited liability company ("WCI II").

                                   WITNESSETH

            WHEREAS, reference is made to that certain Shareholders Agreement, dated as of April 4, 2000, as amended pursuant to that certain Amendment No. 1 to Shareholders Agreement dated as of November 13, 2001 (as further amended, restated, supplemented or otherwise modified from time to time, the "Shareholders Agreement"; terms used herein and not otherwise defined have the meanings assigned to them in the Shareholders Agreement), by and among certain shareholders of the Company named therein (the "Existing Shareholders") and the Company;

            WHEREAS, in connection with that certain Stock and Unit Purchase Agreement, dated as of November 13, 2001, among the Company, WCI II and the other purchasers named therein, WCI II will acquire shares of the Company's common stock;

            WHEREAS, it is a condition precedent to the transfer of such shares to WCI II that WCI II enter into this Joinder, whereby it will agree to be bound (to the same extent as contemplated under the Shareholders Agreement with respect to the Existing Shareholders) by the terms and conditions of the Shareholders Agreement, and to be deemed a Shareholder and a member of the Windward Group, with the same rights and obligations as a Shareholder and a member of the Windward Group for all purposes thereunder;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     JOINDER

            WCI II hereby agrees that, in accordance with Article X of the Shareholders Agreement and upon its acquisition of the Company's common stock shares, it is bound under and joins the Shareholders Agreement as if it were an original party thereto, with all the rights and obligations thereunder as applied to members of the Windward Group and Existing Shareholders.

            The Company hereby acknowledges WCI II's agreement to be bound under the Shareholders Agreement and that it is entitled to all rights and benefits available to a member of the Windward Group or a Shareholder thereunder and that WCI II shall be deemed to be, for all purposes under the Shareholders Agreement, a "Shareholder" and a member of the "Windward Group". The Company further acknowledges that, under Section 10.3 of the Shareholders Agreement, the effectiveness of this Joinder is not dependent on obtaining the consent of any of the Existing Shareholders.


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            IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed by their duly authorized representatives as of the date first written above.

                                      WINDWARD/MSG CO-INVEST II, LLC, a Delaware limited liability company

                                      By:  WINDWARD CAPITAL GP II, LLC, a
                                           Delaware limited liability company,
                                           its Manager


                                           By:   /s/ PETER SCOTT MACDONALD
                                                --------------------------------
                                                Name:  Peter Scott Macdonald
                                                Title: Managing Member

ACKNOWLEDGED AND AGREED:

MOBILE STORAGE GROUP, INC.


By:   /s/ RON F. VALENTA
     --------------------------------
     Name:  Ron F. Valenta
     Title: President